Guaranteed Minimum Withdrawal Benefit Rider

This rider is made a part of the contract to which it is attached. Except where this rider provides otherwise, it is subject to all of the conditions and limitations of the contract. This rider cannot be terminated either by you or us prior to the contract's settlement date.

This rider requires participation in our asset allocation program. Your initial asset allocation model is shown under Contract Data.

The additional charge for this rider is described below.

Definitions

Contract Date and Contract Anniversary
Your contract date is shown under Contract Data. It is the date from which contract anniversaries, contract years, and contract months are determined. Your contract anniversary is the same day and month as the contract date each year that the contract remains in force.

Withdrawal
For purposes of this rider, the term "withdrawal" is equal to the term "surrender" in your contract and any other riders. Withdrawals will adjust contract and any rider benefits and values in the same manner as surrenders.

Guaranteed Minimum Withdrawal Benefit (GMWB)
This rider provides a guaranteed withdrawal benefit that gives you the right to make limited partial withdrawals each contract year. If this rider is effective on the contract date, the benefit totals an amount equal to your purchase payments plus any applicable purchase payment credits. After the contract date, the benefit is as described below.

Guaranteed Benefit Amount (GBA)
The amount used to calculate the Guaranteed Benefit Payment is called the Guaranteed Benefit Amount (GBA). The GBA is calculated as described below. The GBA varies based on purchase payments (and purchase payment credits if applicable), the dollar amount of partial withdrawals in a contract year and Step-ups, if elected. The GBA cannot be withdrawn.

Remaining Benefit Amount (RBA)
At any point in time, the total guaranteed amount available for future periodic withdrawals is called the Remaining Benefit Amount.

Guaranteed Benefit Payment (GBP)
The withdrawal amount that you have the right to take each contract year until the RBA is depleted is called the Guaranteed Benefit Payment.

Remaining Benefit Payment (RBP)
The amount of the GBP available for withdrawal for the remainder of the current contract year is your Remaining Benefit Payment.

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Guaranteed Minimum Withdrawal Benefit
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As long as your withdrawals do not exceed the GBP each contract year, the guarantee of the GBP remains in effect and you will not be assessed a surrender charge. If you withdraw an amount more than the GBP in any contract year, the amount in excess of the GBP will be assessed any applicable surrender charges, and the GBA and RBA may be reduced to an amount less than purchase payments and purchase payment credits in accordance with the excess withdrawal processing as described below (see GBA - when a partial withdrawal is made). At any time you may withdraw any amount up to your entire contract value.

If your contract value increases, you have the right to Step-up the GBA and the RBA to the contract anniversary value at certain intervals. We may increase the charge for this rider if you elect to Step-up when our charge for this rider has increased for contracts we then issue.

If you do not take any withdrawals during the first three years, you may Step-up annually beginning with the first rider anniversary. If you withdraw any amount during the first three years, the annual Step-up is not available until the third rider anniversary. If you Step-up and then take a withdrawal prior to the third rider anniversary, any prior Step-ups will be removed and the GBA and the RBA may be reduced to an amount less than the original GBA and RBA. We will consider the entire withdrawal to be in excess of the GBP and the original RBA will be subject to excess withdrawal processing as described below (see RBA - when a partial withdrawal is made). You may take withdrawals after the third rider anniversary without reversal of previous Step-ups.


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Remaining Benefit Amount (RBA)

Your RBA is determined at the following times and is subject to a maximum amount as shown under Contract Data:

1.   At Rider Effective Date
     If the rider is effective on the contract issue date, the RBA equals the purchase payments plus any purchase payment credits (if applicable).

     If the rider is effective on a contract anniversary date, the RBA is the contract value on that anniversary.

2.   When a subsequent purchase payment is made
     Each additional purchase payment plus any purchase payment credit (if applicable) has its own RBA equal to the amount of the purchase payment plus purchase payment credit. Upon each subsequent purchase payment, the total RBA is recalculated to equal the sum of the individual RBAs immediately prior to the receipt of the additional purchase payment, plus the RBA associated with the additional purchase payment.

3.   When a partial withdrawal is made
     Whenever a partial withdrawal is made the RBA will be equal to the amount in either (A) or (B) as follows:

     (A) If total partial withdrawals in the current contract year are less than or equal to the GBP, the RBA equals the RBA immediately prior to the partial withdrawal less the amount of the partial withdrawal.

     (B) If total partial withdrawals, including the current withdrawal, in the current contract year are greater than the GBP prior to the current withdrawal, or any withdrawals are made in a contract year after a Step-up but before the third rider anniversary, the RBA will have an automatic reset to the lesser of (i) or (ii) as follows:

          (i)  the contract value immediately  following the partial withdrawal;
               or

          (ii) the RBA immediately prior to the partial withdrawal less the amount of the partial withdrawal.

4.   At Step-up as described below.

Guaranteed Benefit Amount (GBA)

Your GBA is determined at the following times and is subject to a maximum amount as shown under Contract Data:

1.   At Rider Effective Date
     If the rider is effective on the contract issue date, the GBA equals the purchase payments plus any purchase payment credits (if applicable).

     If the rider is effective on a contract anniversary date, the GBA is the contract value on that anniversary.

2.   When a subsequent purchase payment is made
     Each additional purchase payment plus any applicable purchase payment credit has its own GBA equal to the amount of the purchase payment plus purchase payment credit. Upon each subsequent purchase payment, the total GBA is recalculated to equal the sum of the individual GBAs immediately prior to the receipt of the additional purchase payment, plus the GBA associated with the additional purchase payment.

3.   When a partial withdrawal is made
     Whenever a partial withdrawal is made the GBA will be equal to the amount in either (A) or (B) as follows:

     (A) If total partial withdrawals in the current contract year are less than or equal to the GBP, the GBA equals the GBA immediately prior to the partial withdrawal.

     (B) If total partial withdrawals, including the current withdrawal, in the current contract year are greater than the GBP prior to the current withdrawal, or any withdrawals are made in a contract year after a Step-up but before the third rider anniversary, the GBA will have an automatic reset to the lesser or (i) or (ii) as follows:

          (i)  the GBA immediately prior to the partial withdrawal; or

          (ii) the contract value immediately following the partial withdrawal.

4.   At Step-up as described below.


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For purposes of this rider, the term "partial withdrawal" is a gross amount and will include any surrender charge and any market value adjustment.

Guaranteed Benefit Payment (GBP)

At any point in time, the GBP is a percentage of the GBA as shown under Contract Data.

If you withdraw less than the GBP in a contract year, there is no carry over to the next contract year.

Remaining Benefit Payment (RBP)

At the beginning of each contract year, the RBP is set as the lesser of (A) and
(B) as follows:

     (A) the GBP, or

     (B) the RBA.

Whenever a partial withdrawal is made, the RBP equals the RBP immediately prior to the partial withdrawal less the amount of the partial withdrawal, but not less than zero.

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Elective Step-Up
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At the times determined below, you may elect to Step-up the RBA, and if applicable, the GBP, RBP and GBA as follows:

RBA Step-up

If you do not take any partial withdrawals before the third rider anniversary, beginning with the first anniversary date of the rider you have the option to increase the RBA to an amount equal to the contract anniversary value, subject to the maximum Guaranteed Benefit Amount shown under Contract Data. You can only Step-up if your contract anniversary value is greater than your RBA. Once a Step-up has been elected, another Step-up may not be elected until the next rider anniversary.

If you take any withdrawals during the first three years, the annual Step-up is not available until the third rider anniversary. If you choose to Step-up and then take a withdrawal before the third rider anniversary, any prior Step-ups will be removed and the guarantee may be reduced to an amount less than the original guarantee. We will consider the entire withdrawal to be in excess of the GBP and the original RBA will be subject to excess withdrawal processing. It will have an automatic reset to the lesser of (i) or (ii) as follows:

     (i)  the contract value immediately following the partial withdrawal; or

     (ii) the RBA immediately prior to the partial withdrawal less the amount of the partial withdrawal.

The Step-up will be allowed only within 30 days after a rider anniversary. The Step-up will be effective on the rider anniversary date and the RBA will be increased to the contract anniversary value.

GBA Step-up

Subject to the maximum Guaranteed Benefit Amount shown under Contract Data , the GBA Step-up is equal to the greater of (A) and (B) as follows:

     (A)  the GBA immediately prior to the Step-up; or

     (B)  the contract anniversary value.

GBP Step-up

The GBP Step-up is equal to the greater of (A) and (B) as follows:

     (A)  the GBP immediately prior to the Step-up; or

     (B)  7% of the GBA after the Step-up.

RBP Step-up

The RBP Step-up is equal to the lesser of (A) and (B) as follows:

     (A)  the GBP after the Step-up; or

     (B)  the RBA after the Step-up.

Spousal Continuation

If a spouse chooses to continue the contract under the spousal continuation provision, the rider continues as part of the contract. If the spouse elects to Step-up the RBA, the RBA will be reset to the greater of the prior RBA and the new contract value, and the GBA will be reset to the greater of the prior GBA and the new contract value.


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Remaining Benefit Amount (RBA) Payout Option
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In addition to the annuity options available under the contract, a fixed payout option is available under this GMWB rider.

Under this option, the amount payable each year will be equal to the future schedule of GBPs but the total amount paid over the life of the annuity will not exceed the total RBA at the time you begin this fixed payout option. These annualized amounts will be paid in the frequency that you elect. The frequencies will be among those offered by us at that time but will be no less frequently than annually. If, at the death of the owner, payments have been made for less than the total RBA, the remaining payments will be made to the beneficiary.

This option may not be available if the contract is issued to qualify under
Section 403 or 408 of the Internal Revenue Code of 1986, as amended. For such contracts, this option will be available only if the guaranteed payment period is less than the life expectancy of the owner at the time the option becomes effective. Such life expectancy will be computed under the mortality table then in use by us.

This payout option may be elected as a settlement option by the beneficiary of a contract. Whenever multiple beneficiaries are designated under the contract, each such beneficiary's share of the proceeds, if they elect this option, will be in proportion to their applicable designated beneficiary percentage. Beneficiaries of nonqualified contracts may elect this settlement option subject to the Payments to Beneficiary section of the contract.

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Contract Provision Modifications
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Because of the addition of this rider to your contract, several contract provisions are hereby modified as described below.

Payment Limits Provision
We reserve the right to restrict cumulative subsequent purchase payments to an amount less than the Maximum Purchase Payments Permitted, shown under Contract Data.

Transfers of Contract Values Provision
Since this rider requires participation in our asset allocation program, transfer privileges granted under the contract are suspended other than: 1) transfers among the available asset allocation models, or 2) transfers necessary to adjust contract value allocations to match the fixed and variable allocation percentages utilized in your asset allocation model.

Rules for Surrender Provision
If the contract value reduces to below the minimum required value of $600 and the RBA remains greater than zero, the following will occur:

     1.   You will be paid according to the RBA payout option described above.

     2.   Any attached death benefit riders will terminate.

     3.   We will no longer accept subsequent purchase payments.

     4. The death benefit becomes the remaining payments under the RBA payout option.

Rider Charge
We deduct the fee for this rider once a year from your contract value on your contract anniversary. We pro-rate this fee among the subaccounts, Guarantee Period Accounts (if applicable) and the Fixed Account (if applicable) in the same proportion your interest in each account bears to your total contract value. The fee is calculated by multiplying the rider charge by the contract value on the contract anniversary.
The rider charge associated with your initial asset allocation model selection is shown under Contract Data. This charge may change if:

     1. you change your asset allocation model and the price for the new asset allocation model is higher; or

     2.   you elect to Step-up the RBA and the charge for new riders is higher.

This rider charge is subject to the Maximum Rider charge shown under Contract Data.

If your contract is terminated for any reason or when annuity payouts begin, the rider charge will be deducted, adjusted for the number of calendar days coverage was in place during the contract year.

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Effective Date
This rider is effective as of the contract date of this contract unless a different date is shown here.

IDS Life Insurance Company



ABCD
Secretary



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